EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2019, by and between Carbonite, Inc. (the “Company”) and Stephen Munford (“Executive” or “you”). This Agreement supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof.
WHEREAS, the Company desires to employ Executive as Interim Chief Executive Officer and President of the Company on the terms set forth herein and Executive desires to be so employed.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree to enter into this Executive Employment Agreement as of the date hereof as follows:
1.        Employment Term. Your start date will be July 25, 2019 (“Start Date”). Your employment with the Company shall continue until the date on which a permanent successor Chief Executive Officer and President commences employment with the Company, or your employment is terminated in accordance with Section 9 hereof. The term of your employment with the Company will be referred to as your “Employment Term.” The Company anticipates that you will remain on the Board as a non-employee director following the end of the Employment Term, under similar terms and conditions as are in effect for other non-employee directors from time to time.
2.        Position and Duties. During the Employment Term, you will be employed as Interim Chief Executive Officer and President of the Company, reporting directly to the Board of Directors of the Company (the “Board”), with such customary responsibilities, duties and authority of an Interim Chief Executive Officer of a company of similar size and nature and such other duties and responsibilities as may be assigned to you by the Board from time to time that are reasonably consistent with your position. During the Employment Term, and excluding any periods of Disability (as defined in Section 9(c)), vacation, holidays or sick leave to which you are entitled, you will devote substantially all of your business time and attention to the business and affairs of the Company and its subsidiaries; provided, however, you may serve as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) for up to three (3) additional boards for which you serve on as of immediately prior to the Start Date,, or in an advisory capacity to other companies and organizations at your discretion , in all cases provided that such roles do not materially interfere with your duties to the Company or violate the terms of the Confidentiality, Invention Assignment and Restrictive Covenant Agreement attached hereto as Exhibit A. The Company’s Boston, Massachusetts office shall be your primary work location, and you shall also devote significant time in Broomfield, Colorado. You and the Company shall cooperate to obtain and maintain a valid and current visa and/or work authorization that authorizes you to be employed by the Company in the United States and provide the services hereunder during the Employment Term.
3.        Base Salary. During the Employment Term, the Company will pay you an annualized base salary of $448,761 (“Base Salary”), payable bi-weekly in accordance with the Company’s regular payroll practices. During the Employment Term, you will not earn any non-employee director cash retainers, new equity grants or other compensation provided to the Company’s non-employee directors (including as Chairman), however you will continue to vest in any previously granted restricted shares received in respect of your service on the Board.
4.        Incentive Target Bonus. During the Employment Term, you will be eligible to receive an annual incentive cash bonus, or a pro-rata bonus for partial fiscal years, with a target of 130% of Base Salary, based on the achievement of certain annual performance objectives and goals as further defined in the Company’s Bonus Plan (the “Incentive Target Bonus”). In the event of a Change of Control, as defined in the 2011 Equity Award Plan, as amended on July 26, 2018 (the “Plan”), the Incentive Target Bonus shall be accelerated such that (i) if the Change of Control occurs in fiscal year 2019, your total Incentive Target Bonus shall be due as if the target had been achieved at 100% and payable on a pro-rata basis as of your Start Date and (ii) if the Change of Control occurs in fiscal year 2020 or thereafter, your total Incentive Target Bonus shall be due and payable as if the target had been achieved at 100% for the fiscal year in which the Change of Control occurred, payable in cash, in one lump-sum payment within sixty (60) days following such Change of Control.
The foregoing payment date is designed to exempt the incentive cash bonus from the application of Section 409A of the Internal Revenue Code (the “Code”).
5.        Equity Compensation.
(a)    Restricted Stock Units. In connection with the commencement of the Employment Term and subject to Board approval, the Company will, as soon as practicable following the Start Date and pursuant to the Plan and Equity-based Compensation Grant Policy, grant you $2,500,000 in value of Restricted Stock Units (the “RSUs”). The RSUs shall vest in full on the earlier of (i) the eighteen (18) month anniversary of the Start Date, or (ii) the date on which a permanent successor Chief Executive Officer and President commences employment with the Company, subject to your continued employment through such date. The RSUs shall be further subject to all the terms and conditions of the Plan and the applicable award documents.
6.        Employee Benefits.
(a)    Benefit Plans. During the Employment Term, you shall not participate in the health insurance benefits of the Company, however you remain entitled to participate in the other employee benefit programs as may from time to time be made available to senior executives or other employees of the Company. The Company’s benefits programs, compensation programs and policies are reviewed from time to time and may be modified, amended or terminated at any time by the Company.
(b)    Holidays. During the Employment Term, you will be entitled to participate in the paid holidays observed by the Company.
(c)    Vacation. It is the policy of the Company to not accrue paid days off for exempt employees, rather, you may take time off as your discretion. It is expected that you will ensure you are meeting all job responsibilities, objectives, and commitments to the Company.
(d)    Insurance. The Company will purchase travel and keyman insurance policies to be effective during your Employment Term with respect to which you will be the beneficiary.
(e)    Expense Reimbursement. During the Employment Term, the Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties to the Company, including business class airfare between your home and Boston and Broomfield, reasonable accommodations while in Boston and Broomfield, immigration and U.S. tax counsel, and other business expenses.
7,        Tax Withholding. All payments and benefits provided by the Company to you hereunder shall be subject to applicable U.S. and Canadian federal, state and local tax withholding as reasonably determined by the Company pursuant to applicable law and regulation.
8.        Indemnification/D&O Insurance. With respect to your service during the Employment Term, the Company shall: (a) indemnify you to the maximum extent allowed under Delaware law and the Company’s by-laws, and (b) provide coverage for you under a directors’ and officers’ liability insurance policy on terms that are no less favorable than provided to any other officer or director of the Company.

9.        Termination of Employment.
(a)    By the Company. The Company may terminate your employment immediately upon delivering written notice to you with or without Cause. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Plan.
(b)    By the Executive. You may terminate your employment hereunder at any time upon thirty (30) days advance written notice to the Company; provided, that once you have provided such notice, the Company reserves the right to terminate your employment prior to the end of such notice period.
(c)    Death or Disability. Your employment will automatically terminate upon your death or “Disability.” Disability shall mean your inability to perform, with reasonable accommodation, the essential functions of your position for a period of 90 consecutive days or a total of 180 days in any 360 consecutive day period due to mental or physical incapacity, as determined by an independent physician, selected by joint agreement by you and the Company.
10.        Obligations of the Company Upon Termination. You shall not be eligible for severance, including participation in the Senior Executive Severance Plan, in the event of any termination of employment pursuant to Section 9 above or otherwise, including following a Change of Control. For the purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan.
11.        Return of Materials. Upon termination of your employment with the Company, you shall, except as may be necessary for the continued performance of your duties on the Board, promptly return all the Company property, including all copies of written or electronic (including, but not limited to, computer software, video and audio) material or documents in your possession obtained as a result of your employment with the Company that relate to the business activities of the Company including, without limitation, all client related information, and materials furnished to you during your employment (including but not limited to keys, computers, electronic communication devices, files and identification cards), and agree not to destroy or delete any the Company property. In addition, you agree that upon the termination of your employment, you will provide the Company with access to all passwords (including with respect to protected files) and similar information which will be necessary for the Company to access materials on which you worked or which you received, or to otherwise continue in its business. Notwithstanding the foregoing, nothing in here shall prohibit you from retaining, at any time, your personal correspondence, personal rolodex and documents related to your own personal benefits, entitlements and obligations.
12.        Restrictive Covenants. As a condition to the effectiveness of this Agreement, you must sign and return the Company’s standard Confidentiality, Invention Assignment and Restrictive Covenant Agreement attached hereto as Exhibit A.
13.        No Other Agreements/Obligations. You represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services. Additionally, you have disclosed the relevant restrictive covenant provisions of any current employment agreement to the Company.
14.        Successors and Assigns. The Company may assign its rights under this Agreement to any successor to its business (by acquisition of substantially all of the Company’s assets or otherwise), provided that such successor entity expressly assumes in writing this Agreement and all obligations and undertakings of the Company hereunder. You may not assign your rights or delegate your duties under this Agreement without the prior written consent of the Company. You understand and agree that this Agreement shall be binding upon and inure to the benefit of the Company and its legal representatives, successors and assigns. You also understand and agree that this Agreement shall be binding upon and inure to the benefit of your heirs and executors or administrators.

15.        Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	at such home address as most currently appears in the records of the Company.
If to the Company:	Carbonite, Inc. 2 Avenue de Lafayette, 6th Floor Boston, MA 02110 Attn: General Counsel
or to such other address as any of the parties shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective upon the earlier of actual receipt by the addressee or the fifth day following placement with the United States postal service or overnight courier.
16.        Entire Agreement. This Agreement, and the agreements expressly referred to herein, contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only in a writing signed by the parties.
17.        Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
18.        Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and the appellate courts having jurisdiction of appeals in such courts.
19.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.
20.        Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations, including, without limitation, the provisions of Sections 8, 9, 10, 11 and 12 shall survive any termination or expiration of this Agreement or the termination of your employment for any reason whatsoever.
21.        Section 280G. In the event that the benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 21, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), your payments and benefits under this Agreement will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent as necessary which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. For purposes of determining the after-tax value of the benefits, you shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate in the calendar year in which the determination is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your domicile for income tax purposes on the date on which the determination is to be made. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced), (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first), (3) cancellation of accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first) and (4) reduction of continued employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of payment reductions.
Unless the Company and you otherwise agreeing in writing, then any determination required under this Section 21 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 21, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, including, without limitation, the impact of all post-employment restrictive covenants applicable to you. The Company and you will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 21. The Company will bear all costs for fees related to the Accountants’ services in connection with any calculations contemplated by this Section 21.
22.        Code Section 409A.
(a)    It is intended that this Agreement will comply with Code Section 409A (and any regulations and guidelines issued thereunder) to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent. In no event shall the Company or its affiliates be liable for any interest, tax or penalty imposed on you for a failure to comply with Code Section 409A.
(b)    Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1 (i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” and (ii) the date of your death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by the Company constitute a breach of the Company’s obligations under this Agreement.
(c)    For all purposes under this Agreement, reference to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (as determined under Treas. Reg. Section 1.409A-1 (h), as uniformly applied by the Company) with the Company.

(d)    For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(e)    To the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which you participate during the term of your employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), and if there are any payments due to you that are (i) nonqualified deferred compensation subject to Code Section 409A, (ii) conditioned on you signing and not revoking the Release, and (iii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CARBONITE, INC.

By:	/s/ Todd Krasnow
Name:	Todd Krasnow
Title:	Chair, Compensation Committee

/s/ Stephen Munford
Stephen Munford